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                                                                     EXHIBIT 5.1

                       AKERMAN SENTERFITT & EIDSON, P.A.

                                ATTORNEYS AT LAW

                                  May 7, 1996

The Wackenhut Corporation
The Wackenhut Center
4200 Wackenhut Drive #100
Palm Beach Gardens, Florida, 33410-4243

     RE:       REGISTRATION STATEMENT OF FORM S-2

Gentlemen:

     We have acted as special counsel to The Wackenhut Corporation, a Florida corporation (the "Company"), and George R. Wackenhut and The George R. Wackenhut Retained Annuity Trust (the "Selling Shareholders") with respect to the registration statement on Form S-2 (the "Registration Statement"), filed with the Securities and Exchange Commission for the purpose of registering for sale by the Company and the Selling Shareholders under the Securities Act of 1933, as amended (the "Act"), of up to 4,600,000 shares of common stock of the Company, $.10 par value, (the "Common Stock").

     Based on our review of the Articles of Incorporation of the Company, as amended and restated, the Bylaws of the Company, the minutes of the meetings of the Boards of Directors of the Company, the stock ledger of the Company and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Common Stock, if and when issued and paid for in accordance with the terms of the underwriting agreement by and among the Company, the Selling Shareholders, Lazard Freres & Co. LLC and Prudential Securities Incorporated, on their own behalf and as representatives of certain underwriters, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is part of the Registration Statement.

                                          Very truly yours,

                                          AKERMAN, SENTERFITT & EIDSON, P.A.